MEMBERSHIP INTEREST PURCHASE AGREEMENT Heights at Meridian Apartments 2543 Meridian Parkway, Durham, North Carolina This Membership Interest Purchase Agreement (“Contract”) is made and entered into this 8th day of November, 2018 (the “Effective Date”), by and among CW Heights at Meridian Apartments, LP, a Delaware limited partnership (the “Property Owner”) CROP Revolver, LLC, a Delaware limited liability company (the “Equity Seller”) and CW Heights at Meridian JV, LLC, a Delaware limited liability company (the “Purchaser”). RECITALS A. Heights at Meridian Apartments is a 339 unit apartment project located at 2543 Meridian Parkway, Durham, NC 27713. The property is solely owned by CW Heights at Meridian Apartments, LP, a Delaware limited partnership (the “Property Owner”). B. CW Heights at Meridian GP, LLC, a Delaware limited liability company is the general partner of the Property Owner (the “General Partner”) and holds a One percent (1%) partnership interest in the Property Owner. C. The Equity Seller owns a Ninety-Nine percent (99%) partnership interest in the Property Owner (the “Partnership Interest”) and One Hundred percent (100%) of the membership interest in the General Partner (the “Membership Interest”) (the Partnership Interest and the Membership Interest shall individually and collectively be known as the “Interest”). D. The Equity Seller desires to assign and convey its Interest in the General Partner and Property Owner, and therefore effective control and ownership of the property, to the Purchaser. Article 1:General Provisions NOW, THEREFORE, in consideration of the foregoing, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows: 1.1 Contract. Subject to the terms and conditions of this Contract, at the Closing, in exchange for the payment of the Purchase Price by Purchaser to the Escrow Agent (for further payment to Equity Seller), Equity Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Equity Seller the Interests in and to the Property Owner and its General Partner free and clear of all liens and other encumbrances. As a result, Purchaser shall acquire indirectly (through its equity ownership of the Property Owner and its General Partner) that residential apartment complex located at 2543 Meridian Parkway, Durham, North Carolina commonly known as Heights at Meridian Apartments, consisting of (i) the real property described in Exhibit A attached hereto, together with all improvements and fixtures located thereon and all appurtenances and easements relating thereto (the “Real Property”); (ii) the Property Owner’s interest, as landlord, in all leases of the Real Property, including leases which may be made by Property Owner after the Effective Date and prior to Closing as permitted by this Contract (the “Leases”); (iii) all of Property Owner’s right, title and interest, in and to all fixtures, furniture, equipment, and other tangible personal property, if any, owned by Property Owner and described on Exhibit B attached hereto (the “Personal Property”) presently located on the Real Property, but excluding time clocks, check scanners, VPN routers, word processing and computing equipment and any and all licenses and software in connection with such equipment and any items of personal property owned by tenants, any managing agent or others; and (iv) all of Property Owner’s right, title and interest, if any, in and to all of the following items, to the extent assignable and without warranty (the “Intangible Personal Property”): (a) licenses, and permits relating to the operation of the Real Property, (b) the right to use the name of the Real Property in connection with the Real Property, and (c) if still in effect, guaranties and warranties received by Property Owner from any unrelated third party contractor, manufacturer or other person in connection with the construction or operation of the Real Property (the Real Property, Leases, Personal Property and Intangible Personal Property collectively, the “Property”). Additionally, and without limitation, the Property shall include all of Property Owner’s Records (as identified below). Notwithstanding the Equity Seller’s conveyance of the Interests to Purchaser or anything else to the contrary contained herein, and without limitation to Equity Seller’s and Indemnifying 1

Party’s indemnity obligations hereunder, all liabilities of the Property Owner (I) arising prior to the Closing, and (II) arising after the Closing as a result of breaches of leases, service contracts or other written or oral contracts by the Property Owner prior to the Closing Date (the “Pre-Closing Liabilities”) shall be the responsibility of the Equity Seller; provided, however, that the defense of any Pre-Closing Liabilities shall be subject to the process set forth in the indemnity provisions set forth in this Contract. 1.2 Defined Terms. The following defined terms shall have the meanings set forth below: 1.2.1. Property Owner: CW Heights at Meridian Apartments, LP, a Delaware limited partnership. 1.2.2. Equity Seller: CROP Revolver, LLC, a Delaware limited liability company 1.2.3. Indemnifying Party: Cottonwood Residential, Inc., a Maryland corporation CW Heights at Meridian JV, LLC, a Delaware limited 1.2.4. Purchaser: liability company 1.2.5. Purchase Price: Sixty-Four Million Four Hundred and Seventy-Five Thousand Dollars ($64,475,000.00). 1.2.6. Earnest Money: Six Hundred Forty Four Thousand Seven Hundred and Fifty Dollars ($644,750.000) as the initial Earnest Money and One Hundred Thousand ($100,000) as the additional Earnest Money and any extension Earnest Money to be deposited pursuant to the terms of this Contract, including Paragraphs 1.4 and 5.1. The definition of “Earnest Money” includes any interest earned thereon. 1.2.7. Title Company: Fidelity National Title Insurance Company Attn: Chandra Nay 8055 E. Tufts Ave., Suite 300 Denver, CO 80237 Telephone: (303) 692-6787 Facsimile: (303) 633-7720 Email: cnay@fnf.com 1.2.8. Escrow Agent: Fidelity National Title Insurance Company Attn: Chandra Nay 8055 E. Tufts Ave., Suite 300 Denver, CO 80237 Telephone: (303) 692-6787 Facsimile: (303) 633-7720 Email: cnay@fnf.com 2

1.2.9. Broker: The latest date of execution by the Seller or the Purchaser, as indicated on the signature pages. 1.2.10. Effective Date: See introductory paragraph above. 1.2.11. Inspection Period: The period beginning on the Effective Date and ending Fifteen (15) days after the Effective Date. 1.2.12. Closing Date: Subject to the provisions of Paragraphs 8.14 hereof, the earlier of the date indicated by Purchaser to Seller in writing, after the end of the Inspection Period, provided Purchaser provides Five (5) days written notice prior to such closing date, or Thirty (30) days after the expiration of the Inspection Period, subject to extension as provided in Paragraph 5.1 1.3 Closing Costs. Closing costs shall be allocated and paid as follows: Cost Responsible Party Premium for standard form Owner’s Title Insurance Policy updated as Purchaser of the Closing Date, or if an Owner’s Title Insurance Policy is not necessary because of the structuring of this transaction then a “date down endorsement” to the existing title policy related to the Property. Premium for survey amendment deletion and any endorsements Purchaser Costs of any updated or new Survey and revisions, modifications or Purchaser certification thereto Recording Fees (i) Deed and release of encumbrances Equity Seller (ii) All other documents Purchaser Any escrow fee charged by Escrow Agent for holding the Earnest Money Equity Seller ½ or conducting the Closing Purchaser ½ Transfer Tax/Deed Tax/Mortgage Tax/ Excise Stamp Seller 1.4 Earnest Money. The Earnest Money, in immediately available federal funds, evidencing Purchaser’s good faith to perform Purchaser’s obligations under this Contract, shall be deposited by Purchaser with the Escrow Agent not later than the second business day after the Effective Date. The Escrow Agent shall hold and disburse the Earnest Money in accordance with this Contract. In the event that Purchaser fails to timely deposit the Earnest Money with the Escrow Agent, this Contract shall be of no force and effect. The Earnest Money shall be applied to the Purchase Price at Closing. If Purchaser does not terminate this Contract pursuant to Paragraph 2.5, the Six Hundred Forty Four Thousand Seven Hundred and Fifty dollar ($644,750.00) initial Earnest Money deposit will become nonrefundable, except as expressly provided in Paragraphs 2.10, 4.4, 4.6 or 8.6.2, and released to Equity Seller on the Closing Date. In addition, if Purchaser does not terminate this Contract pursuant to Paragraph 2.5 Purchaser shall deposit with Escrow Agent an additional Earnest Money deposit of One Hundred Thousand Dollars ($100,00.00) within two business days of the end of the Inspection Period, which additional Earnest Money will be nonrefundable and released to Seller on the Closing Date, except as expressly provided in Paragraphs 2.10, 4.4, 4.6 or 8.6.2. 3

1.5 Independent Contract Consideration. Concurrent with its deposit of the Earnest Money with the Escrow Agent, Purchaser deposited with the Escrow Agent the additional amount of Fifty Dollars ($50.00) (the “Independent Contract Consideration”) which Equity Seller and Purchaser agree shall be paid to Equity Seller if this Contract is terminated for any reason. Moreover, Equity Seller and Purchaser agree and acknowledge that the Independent Contract Consideration has been bargained for and agreed as additional consideration for Property Owner’s execution and delivery of this Contract. At Closing, the Independent Contract Consideration shall not be applied to the Purchase Price. Article 2: Inspections, Title Review 2.1 Property Information. Property Owner made available to Purchaser within three (3) business days after the effective date of the Base Contract, to the extent in Property Owner’s possession, copies of, or access to with the right to copy, the following (“Property Information”): 2.1.1. Leases. The standard form of apartment lease and addendums used by Property Owner for the Property and the right to inspect and copy the existing Leases in the possession of the property manager for the Property or Property Owner; 2.1.2. Rent Roll. A current rent roll of the Property as described in Exhibit C (the “Rent Roll”); 2.1.3. Financial Information. Operating statements as described in Exhibit C (the “Operating Statements”); 2.1.4. Service Contracts. A list and copies of any service or maintenance agreements, if any, relating to the Real Property as described in Exhibit C (“Service Contracts”); 2.1.5. Survey. Any existing land title survey of the Real Property as described in Exhibit C (the “Existing Survey”); 2.1.6. Environmental Reports. Any environmental reports prepared for Property Owner as described in Exhibit C; and 2.1.7. Other Information. Certain documents and information relating to the Property and listed on Exhibit C that may be updated from time to time and that are available for Purchaser to review with the right to copy. Except as otherwise expressly provided herein, Property Owner and Equity Seller make no representation or warranties as to the accuracy or completeness of the Property Information or any other documents and information Property Owner or Equity Seller may provide to Purchaser. 2.2 Confidentiality. The Property Information and all other information, other than matters of public record or matters generally known to the public, furnished to, or obtained through inspection of the Property by, Purchaser, its affiliates, lenders, employees, attorneys, accountants and other professionals or agents relating to the Property, will be treated by Purchaser, its affiliates, lenders, employees and agents as confidential, and will not be disclosed to anyone other than on a need-to-know basis and to Purchaser’s consultants who agree to maintain the confidentiality of such information, and will be returned to Property Owner by Purchaser if the Closing does not occur. The confidentiality provisions of this Paragraph 2.2 shall not apply to any disclosures made by Purchaser as required by law, by court order, or in connection with any subpoena served upon Purchaser; provided Purchaser shall provide Equity Seller with written notice before making any such disclosure. The provisions of this Section shall not survive Closing. 2.3 Inspections in General. During the Inspection Period, Purchaser, its agents, and employees shall have the right to enter upon the Real Property for the purpose of making non-invasive inspections at Purchaser’s sole risk, cost and expense. Before any such entry, Purchaser shall provide Property Owner with a certificate of insurance confirming the existence of commercial general liability insurance policy naming Property Owner as an additional 4 insured and with an insurer and insurance limits and coverage reasonably satisfactory to Property Owner. All of such entries upon the Real Property shall be at reasonable times during normal business hours and after at least 48 hours prior notice to Property Owner or Property Owner’s agent, and Property Owner and Property Owner’s agent shall have the right to accompany Purchaser during any activities performed by Purchaser on the Real Property. Upon reasonable prior written notice and request from Purchaser, Property Owner or its agent shall notify tenants of the Real Property and permit Purchaser to view occupied units, subject to the rights of tenants under their leases and except to the extent specifically prohibited in such tenants’ leases. Within five (5) days after Property Owner’s request, Purchaser shall provide Property Owner with a copy of the results of any tests and inspections made by Purchaser, excluding only market and economic feasibility studies (the “Purchaser’s Reports”). If any inspection or test disturbs the Property, Purchaser will restore the Property to the same condition as existed before the inspection or test. Purchaser shall indemnify, defend, and hold harmless the Property, Property Owner, its property manager, Equity Seller and their trustees, directors, affiliates, parents, shareholders, members, officers, tenants, partners, agents, counsel, contractors and employees from and against any and all losses, costs, damages, claims, or liabilities, including but not limited to, mechanic’s and materialmen’s liens and attorneys’ fees, arising out of or in connection with Purchaser’s or its agents entry on the Property and any inspections of the Property. The provisions of this paragraph shall survive the Closing or the earlier termination of this Contract and shall not be merged into the Assignment or other closing documents. 2.4 Environmental Inspections. The inspections under Paragraph 2.3 may include a non-invasive Phase I environmental inspection of the Real Property, but no Phase II environmental inspection or other invasive inspection or sampling of soil, water, air or other materials, including without limitation construction materials for analytical testing, either as part of the Phase I inspection or any other inspection, shall be performed without the prior written consent of the Property Owner, which may be withheld in Property Owner’s sole and absolute discretion, and if consented to by Property Owner, the proposed scope of work and the party who will perform the work shall be subject to Property Owner’s review and approval. At Property Owner’s request, Purchaser shall deliver to Property Owner copies of any Phase II or other environmental report to which Property Owner consents as provided above. 2.5 Termination During Inspection Period. If Purchaser determines, in its sole and absolute discretion, before the expiration of the Inspection Period that the Property is unacceptable for Purchaser’s purposes, Purchaser shall have the right to terminate this Contract by giving Seller written notice of termination (the “Termination Notice”) before the expiration of the Inspection Period, returning the Property Information to Seller and, upon the request of Seller, delivering to Seller the Purchaser’s Reports. Provided Purchaser is not in default hereunder, Seller shall authorize the Escrow Agent to refund the One Hundred Thousand Dollar ($100,000) refundable portion of the Earnest Money to Purchaser and neither party shall have any further rights or obligations hereunder except for those provisions which survive the termination of this Contract. If Purchaser does not give a Termination Notice, this Contract shall continue in full force and effect, and Purchaser shall be deemed to have waived its right to terminate this Contract pursuant to this Paragraph 2.5. 2.6 Inspections as to Property Owner’s Records. Equity Seller and Property Owner shall make available to Purchaser during the Inspection Period (i) all limited liability company articles, minutes, resolutions and other corporate records whatsoever of Property Owner from its formation to the Effective Date, (ii) all Financial Deliveries as defined in Paragraph 7.1.13, (iii) all equity ownership records of the Equity Seller in and to the Property Owner, and (iii) any other documents that the Purchaser requested, in its sole discretion, pertaining to liabilities or potential liabilities of the Property Owner or the Equity Seller’s membership interests in the Property Owner (together, the “Records”). Purchaser has reviewed the Records and is satisfied with the condition of the Interests. 2.7 AS-IS SALE/PURCHASER’S RELIANCE ON ITS INVESTIGATIONS/RELEASE. EXCEPT WITH RESPECT TO THE EXCLUDED MATTERS (AS DEFINED BELOW), PURCHASER AGREES (1) THAT IT IS PURCHASING THE INTERESTS (AND INDIRECTLY, THE PROPERTY) ON AN “AS-IS, WHERE-IS” AND “WITH ALL FAULTS” BASIS AND BASED EXCLUSIVELY ON ITS OWN EXPERTISE AND THAT OF PURCHASER’S CONSULTANTS AND/OR ITS OWN INVESTIGATION AND EXAMINATION OF THE PROPERTY, AND (2) THAT NEITHER PROPERTY OWNER, EQUITY SELLER NOR THEIR EMPLOYEES, MEMBERS, PARTNERS, OFFICERS, DIRECTORS, TRUSTEES, PRINCIPALS, AGENTS, CONSULTANTS, AFFILIATES, PARENTS, BROKERS, PROPERTY MANAGERS, ASSET MANAGERS, ATTORNEYS, CONTRACTORS, AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS (COLLECTIVELY, “REPRESENTATIVES”) HAVE MADE, AND EQUITY 5

SELLER, PROPERTY OWNER AND THEIR REPRESENTATIVES DO NOT MAKE AND SPECIFICALLY NEGATE AND DISCLAIM ANY WARRANTY, REPRESENTATION, COVENANT, AGREEMENT OR GUARANTEE OF ANY KIND OR CHARACTER WHETHER EXPRESS, IMPLIED OR STATUTORY, WRITTEN OR ORAL, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO ANY MATTER PERTAINING TO THE PROPERTY AND INTERESTS INCLUDING, WITHOUT LIMITATION: (A) THE VALUE OF THE PROPERTY; (B) ANY INCOME TO BE DERIVED FROM THE PROPERTY AND INTERESTS; (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, INCLUDING THE POSSIBILITIES FOR FUTURE DEVELOPMENT OF THE PROPERTY; (D) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (E) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR ON THE PROPERTY; (F) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, WATER, WATER RIGHTS, SOIL, OR GEOLOGICAL CONDITIONS; (G) THE COMPLIANCE OF OR BY PROPERTY OWNER, THE PROPERTY, OR ITS OPERATION WITH ANY CODES, LAWS, RULES, ORDINANCES, REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY INCLUDING WITHOUT LIMITATION ANY APPLICABLE ZONING OR BUILDING REQUIREMENTS; (H) THE NATURE, MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS INCORPORATED INTO THE PROPERTY INCLUDING, WITHOUT LIMITATION, ANY LATENT OR PATENT DEFECTS; (I) THE DESIGN OF THE PROPERTY, INCLUDING WITHOUT LIMITATION THE SPECIFICATION OF ANY MATERIALS OR PRODUCTS INCORPORATED INTO OR USED IN CONNECTION WITH THE CONSTRUCTION OF THE PROPERTY; (J) COMPLIANCE WITH ANY ENVIRONMENTAL, HEALTH, SAFETY OR LAND USE LAWS, RULES, REGULATIONS, ORDERS, CODES OR REQUIREMENTS, INCLUDING, BUT NOT LIMITED TO, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FEDERAL WATER POLLUTION CONTROL ACT, THE FEDERAL RESOURCE CONSERVATION AND RECOVERY ACT, THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 CFR, PART 261, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (“CERCLA”), THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976, THE CLEAN WATER ACT, THE SAFE DRINKING WATER ACT, THE HAZARDOUS MATERIALS TRANSPORTATION ACT, THE TOXIC SUBSTANCE CONTROL ACT, AND REGULATIONS PROMULGATED UNDER ANY OF THE FOREGOING (COLLECTIVELY, “ENVIRONMENTAL LAWS”); (K) THE PRESENCE OR ABSENCE OF “HAZARDOUS MATERIALS” (AS DEFINED BELOW) AT, ON, OR UNDER THE PROPERTY OR ANY PROPERTY NEAR OR ADJACENT TO THE PROPERTY; (L) THE PRESENCE OR ABSENCE OF ANY UNDERGROUND STORAGE TANKS ON THE PROPERTY OR ON PROPERTY ADJACENT TO OR NEAR THE PROPERTY; (M) THE CONTENT, COMPLETENESS OR ACCURACY OF ANY OF THE PROPERTY INFORMATION OR FINANCIAL DELIVERIES (AND ANY OTHER DOCUMENTS AND INFORMATION GIVEN TO OR REVIEWED BY PURCHASER), THE OFFERING, IF ANY, PREPARED BY BROKER, OR ANY OTHER MATERIALS RELATED TO PURCHASER’S INSPECTION OF THE PROPERTY, OR ANY PRELIMINARY REPORTS, TITLE COMMITMENTS, OR OTHER REPORTS OR DOCUMENTS REGARDING TITLE TO THE PROPERTY; (N) THE TENANT OCCUPANCY LEVEL AT THE PROPERTY; (O) DEFICIENCY OF ANY UNDERSHORING; (P) DEFICIENCY OF ANY DRAINAGE; (Q) THE FACT THAT ALL OR A PORTION OF THE PROPERTY MAY BE LOCATED IN OR NEAR ANY FLOOD AREA OR ZONE OR WETLANDS; (R) THE EXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE PROPERTY (PURCHASER IS SOLELY RESPONSIBLE FOR OBTAINING ANY CERTIFICATION OF OCCUPANCY OR ANY OTHER APPROVAL OR PERMIT NECESSARY FOR TRANSFER OR OCCUPANCY OF THE PROPERTY); (S) THE SQUARE FOOTAGE OF THE PROPERTY OR THE CONFORMITY OF THE IMPROVEMENTS TO ANY PLANS OR SPECIFICATIONS FOR THE PROPERTY, INCLUDING ANY PLANS AND SPECIFICATIONS THAT MAY HAVE BEEN PROVIDED TO PURCHASER; AND (T) ANY OTHER MATTER RELATING TO THE PROPERTY OR TO THE DEVELOPMENT OR OPERATION OF THE PROPERTY. AS USED HEREIN, THE TERM “HAZARDOUS MATERIALS” SHALL MEAN ANY HAZARDOUS OR TOXIC MATERIALS, SUBSTANCES OR WASTES THAT ARE OR BECOME REGULATED BY ANY FEDERAL, STATE OR LOCAL GOVERNMENTAL AUTHORITY, INCLUDING, WITHOUT LIMITATION, (i) SUBSTANCES DEFINED AS “HAZARDOUS SUBSTANCES,” “HAZARDOUS MATERIALS” OR “TOXIC SUBSTANCES” IN ANY ENVIRONMENTAL LAWS; (ii) ANY 6

MATERIALS, SUBSTANCES OR WASTES WHICH ARE TOXIC, IGNITABLE, RADIOACTIVE, CORROSIVE OR REACTIVE AND WHICH ARE REGULATED BY ANY STATE OR LOCAL GOVERNMENTAL AUTHORITY OR ANY AGENCY OF THE UNITED STATES OF AMERICA; (iii) ASBESTOS, MOLD, FUNGI, PETROLEUM AND PETROLEUM BASED PRODUCTS, UREA FORMALDEHYDE FOAM INSULATION, POLYCHLORINATED BIPHENYLS (PCBS), AND FREON AND OTHER CHLOROFLUOROCARBONS; AND (iv) THOSE SUBSTANCES DEFINED AS ANY OF THE FOREGOING IN THE REGULATIONS ADOPTED AND PUBLICATIONS PROMULGATED PURSUANT TO EACH OF THE AFORESAID LAWS. PURCHASER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS THE “AS-IS,” “WHERE-IS” NATURE OF THIS SALE AND ANY FAULTS, LIABILITIES, DEFECTS OR OTHER ADVERSE MATTERS THAT MAY BE ASSOCIATED WITH THE PROPERTY AND PURCHASER’S AGREEMENT TO, EXCEPT AS OTHERWISE SET FORTH HEREIN, PURCHASE THE PROPERTY “AS-IS” IS A MATERIAL INDUCEMENT TO EQUITY SELLER TO AGREE TO SELL THE INTERESTS AT THE PURCHASE PRICE PROVIDED HEREIN. PURCHASER ACKNOWLEDGES THAT THE PROPERTY MAY BE SUBJECT TO THE FEDERAL AMERICANS WITH DISABILITIES ACT (THE "ADA") AND THE FEDERAL FAIR HOUSING ACT (THE "FHA"). THE ADA REQUIRES, AMONG OTHER MATTERS, THAT TENANTS AND/OR OWNERS OF "PUBLIC ACCOMMODATIONS" REMOVE BARRIERS IN ORDER TO MAKE THE PROPERTY ACCESSIBLE TO DISABLED PERSONS AND PROVIDE AUXILIARY AIDS AND SERVICES FOR HEARING, VISION OR SPEECH IMPAIRED PERSONS. PROPERTY OWNER AND EQUITY SELLER MAKE NO WARRANTY, REPRESENTATION OR GUARANTEE OF ANY TYPE OR KIND WITH RESPECT TO THE PROPERTY'S COMPLIANCE WITH THE ADA OR THE FHA (OR ANY SIMILAR STATE OR LOCAL LAW), AND PROPERTY OWNER AND EQUITY SELLER EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION. PURCHASER ACKNOWLEDGES THAT IT IS SOLELY RESPONSIBLE FOR DETERMINING WHETHER THE PROPERTY COMPLIES WITH THE ADA AND THE FHA. THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE INDEFINITELY THE CLOSING OR EARLIER TERMINATION OF THIS CONTRACT AND SHALL NOT BE MERGED INTO THE MEMBERSHIP INTEREST ASSIGNMENT OR OTHER CLOSING DOCUMENTS. PURCHASER HAS OR WILL HAVE UNDER THE TERMS OF THIS CONTRACT ADEQUATE OPPORTUNITY TO COMPLETE AND WILL HAVE COMPLETED ALL PHYSICAL, FINANCIAL, LEGAL AND REGULATORY INVESTIGATIONS AND EXAMINATIONS RELATING TO THE PROPERTY AND THE INTERESTS THAT IT DEEMS NECESSARY, AND WILL ACQUIRE THE SAME SOLELY ON THE BASIS OF SUCH INVESTIGATIONS AND EXAMINATIONS AND NOT ON THE BASIS OF ANY INFORMATION PROVIDED OR TO BE PROVIDED BY EQUITY SELLER OR ANY OF EQUITY SELLER’S REPRESENTATIVES (OTHER THAN AS PROVIDED TO THE CONTRARY IN PARAGRAPHS 2.1 AND/OR 7.1). WITHOUT LIMITING THE FOREGOING, BUT EXCEPT WITH RESPECT TO THE EXCLUDED MATTERS, PURCHASER, FOR ITSELF AND ITS AGENTS, PARENTS, AFFILIATES, SUCCESSORS AND ASSIGNS, WAIVES ITS RIGHT TO RECOVER FROM AND RELEASES AND FOREVER DISCHARGES EQUITY SELLER AND ITS REPRESENTATIVES FROM ANY AND ALL CLAIMS, DEMANDS, LIABILITIES, LOSSES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES (INCLUDING WITHOUT LIMITATION ATTORNEY FEES AND DISBURSEMENTS) WHATSOEVER (COLLECTIVELY "CLAIMS") WHETHER AT LAW OR IN EQUITY, WHETHER KNOWN OR UNKNOWN AT THE TIME OF THIS CONTRACT, WHICH PURCHASER HAS OR MAY HAVE IN THE FUTURE, ARISING OUT OF THE PHYSICAL (INCLUDING WITHOUT LIMITATION, DESIGN AND CONSTRUCTION DEFECTS), ENVIRONMENTAL, HEALTH, SAFETY, ECONOMIC OR LEGAL CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ALL CLAIMS IN TORT OR CONTRACT AND ANY CLAIM FOR INDEMNIFICATION OR CONTRIBUTION ARISING UNDER ANY ENVIRONMENTAL LAWS OR ANY SIMILAR FEDERAL, STATE OR LOCAL STATUTE, RULE OR REGULATION (INCLUDING ANY SUBSEQUENT AMENDMENT OR ADDITION THERETO AND JUDICIAL INTERPRETATIONS THEREOF). EXCEPT WITH RESPECT TO THE EXCLUDED MATTERS, PURCHASER, FOR ITSELF AND ITS AGENTS, AFFILIATES, PARENTS, SUCCESSORS AND ASSIGNS UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED EQUITY SELLER AND ITS REPRESENTATIVES FROM AND AGAINST ANY AND ALL 7

Property Owner to execute, as applicable) at Closing an affidavit as to authority, the rights of tenants in occupancy and the status of mechanics’ liens in form acceptable to Purchaser. Article 3: Operations And Risk Of Loss 3.1 Ongoing Operations. During the pendency of this Contract, Equity Seller shall not sell, assign transfer or encumber any of the Interests to any person, and Property Owner and Equity Seller agree that Property Owner: a. shall carry on its business and activities relating to the Property, including leasing of the Property, in the ordinary course of business in the same manner as it did before the Effective Date; b. will not, without the prior written consent of Purchaser, (i) incur or guaranty any indebtedness, (ii) enter into, amend or terminate any contract, or (iii) sell, voluntarily encumber, convey, assign, pledge or contract to sell, convey, assign, pledge or encumber all or any part of any of the Property, nor voluntarily restrict the use of all or any part of the Property, in any manner (in each case) which would be binding on Purchaser or Property Owner after the Closing; except (in each case) as permitted herein; c. shall maintain insurance in the same manner as existed prior to the Effective Date; d. shall not amend its governing documents or issue any equity to any person; e. shall have the right to enter into, amend, modify, extend and/or terminate any residential and/or non- commercial Lease with respect to the Real Property, and to otherwise deal with residential and/or non- commercial Leases with respect to the Real Property in a manner consistent with Property Owner’s normal policies, procedures and operations with respect to the residential leasing of the Real Property. Any such new, amended, modified and/or extended residential or non-commercial Lease of the Real Property shall constitute a “Lease” for purposes hereof; and e. will pay any and all taxes (including real estate taxes) and assessments which would constitute a lien on the Property which become due and payable prior to the Closing. 3.2 Performance under Leases and Service Contracts. During the pendency of this Contract, Equity Seller will cause Property Owner to perform its material obligations under the Leases and Service Contracts and other agreements that may affect the Property. 3.3 New Contracts. During the pendency of this Contract, Equity Seller will not permit Property Owner to enter into any contract that will be an obligation affecting the Property or Property Owner subsequent to the Closing, except (a) Leases and (b) contracts entered into in the ordinary course of business that are terminable without cause on 30-days’ notice and without penalty or cancellation fee, without the prior consent of the Purchaser, which shall not be unreasonably withheld or delayed. 3.4 Termination of Service Contracts. Attached as Exhibit “G” is a list of Service Contracts to be assumed in connection with the assignment of the Interests. Article 4: Conditions Precedent and Remedies 4.1 Purchaser’s Conditions to Closing. Purchaser’s obligation to close under this Contract, shall be subject to and conditioned upon the fulfillment of each and all of the following conditions precedent: 4.1.1. All of the documents available to Property Owner or Equity Seller and required to be delivered by Property Owner or Equity Seller to Purchaser at the Closing pursuant to the terms and conditions hereof shall have been delivered; 9

4.1.2. Each of the representations set forth in Paragraph 7.1 shall be true in all material respects as of the Closing Date, and Property Owner and Equity Seller shall have complied in all material respects with all covenants required to be performed by either of them under this Contract prior to the Closing; 4.1.3. The Title Company is prepared to issue, upon the condition of the payment of its scheduled premium, the Title Policy, subject to the Permitted Exceptions. 4.1.4. Purchaser has not elected to terminate this Contract pursuant to any applicable terms hereunder. 4.2 Equity Seller's Conditions to Closing. Without limiting any of the rights of Equity Seller elsewhere provided for in this Contract, Equity Seller's obligation to close with respect to conveyance of the Interests under this Contract shall be subject to and conditioned upon the fulfillment of each and all of the following conditions precedent: 4.2.1. All of the documents and funds required to be delivered by Purchaser to Equity Seller at the Closing pursuant to the terms and conditions hereof shall have been delivered; and 4.2.2. Each of the representations of Purchaser set forth in Paragraph 7.2 shall be true in all material respects as of the Closing Date. 4.3 Failure or Waiver of Conditions Precedent. In the event any of the conditions set forth in Paragraphs 4.1 or 4.2 are not fulfilled or waived, the party to have been benefited by such conditions may, by written notice to the other party, terminate this Contract, whereupon all rights and obligations hereunder of each party shall terminate except those that expressly survive any termination. The party to benefit by a condition may, at its election, at any time or times on or before the date specified for the satisfaction of the condition, waive in writing the benefit of any of the conditions set forth in Paragraphs 4.1 or 4.2 above, as applicable. In the event this Contract is terminated as a result of the failure to occur of any condition set forth in Paragraph 4.1, Purchaser, as its sole and exclusive remedy, shall be entitled to a refund of the Earnest Money. In any event, Purchaser’s consent to the close of escrow pursuant to this Contract shall waive any remaining unfulfilled conditions. 4.4 Damage or Condemnation. a. Casualty. If, during the pendency of this Contract, the Real Property or any portion thereof is damaged or destroyed by fire or any other casualty the cost of which to repair would exceed $50,000 (a “Casualty”), Property Owner shall give written notice of such Casualty to Purchaser promptly after Property Owner has Knowledge of the occurrence thereof. i. Material Casualty. If the amount of the repair or restoration of the Real Property required by a Casualty would, in the opinion of a reputable architect, engineer, contractor or other expert retained by Property Owner, equal or exceed $500,000 (a “Material Casualty”), then Purchaser shall have the right in its sole discretion to elect, by providing written notice to Property Owner within ten (10) days after Property Owner sends written notice of such Casualty to Purchaser, to (i) terminate this Contract, in which case the Earnest Money shall be refunded to Purchaser, and the parties shall have no further rights or obligations under this Contract, except those which expressly survive such termination, or (ii) proceed to Closing, without terminating this Contract, in which case Equity Seller shall (A) provide Purchaser with a credit against the Purchase Price (except if such Casualty is caused by Purchaser) in an amount equal to the lesser of: (x) the applicable insurance deductible, and (y) the reasonable estimated costs for the repair or restoration of the Real Property required by such Casualty, and (B) permit the Property Owner to retain all right, title and interest in and to all proceeds from all casualty and lost profits insurance policies maintained by Property Owner with respect to the Real Property (except those proceeds allocable to lost profits and costs incurred by Property Owner for the period prior to the Closing), subject, however, to any contrary provisions of the Leases with respect to the period after the Closing. If Purchaser fails to provide written notice of its election to the other within the ten (10) day time period described above, then Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (ii) of the first sentence of this Subsection. If the Closing is 10 scheduled to occur within the parties’ ten (10) day election period, the Closing Date shall be postponed until the date which is five (5) Business Days after the expiration of such ten (10) day election period. ii. Non-Material Casualty. In the event of any Casualty which is not a Material Casualty, then neither party shall have the right to terminate this Contract, but the parties shall proceed to Closing, in which case Equity Seller shall (i) provide Purchaser with a credit against the Purchase Price (except if such Casualty is caused by Purchaser) in an amount equal to the lesser of: (A) the applicable insurance deductible, and (B) the reasonable estimated costs for the repair or restoration required by such Casualty, and (ii) permit the Property Owner to retain all right, title and interest in and to all proceeds from all casualty insurance policies maintained by Property Owner with respect to the Real Property (except those proceeds allocable to any lost profits or costs incurred by Property Owner for the period prior to the Closing), subject, however, to any contrary provisions of the Leases with respect to the period after the Closing. iii. Uninusured Casualty or Failure to Assign Claim. Notwithstanding anything to the contrary contained above in this Section, in the event that a Casualty shall occur with respect to the Real Property, and all or a portion of the physical losses resulting therefrom are not covered by the property or casualty insurance maintained by Property Owner with respect to the Real Property or if Property Owner is unable to assign its claim to such insured casualty, then, within ten (10) days after Property Owner gains knowledge of such Casualty, Property Owner shall notify Purchaser either that: (i) Equity Seller shall provide Purchaser with a credit against the Purchase Price in the amount of the reasonable estimated costs for the repair or restoration of the affected Real Property required by such Casualty, or (ii) that Property Owner has elected to provide Purchaser the right to terminate this Contract by reason of the occurrence of such Casualty. In the event that Property Owner fails to provide any such notice within such ten (10) day period, Property Owner shall be deemed to have elected to proceed in accordance with clause (ii) of the preceding sentence. In the event that Property Owner proceeds in accordance with clause (i) above, then the parties shall proceed to Closing (subject to the terms of this Contract), and Equity Seller shall provide Purchaser with the applicable credit against the Purchase Price. In the event that Property Owner elects to proceed (or is deemed to have elected to proceed) in accordance with clause (ii) above, then Purchaser shall have the right, within ten (10) days after the date on which Property Owner notifies (or is deemed to have notified) Purchaser of such election, to (x) terminate this Contract by written notice to Property Owner, in which case the Earnest Money shall be refunded to Purchaser, and the parties shall have no further rights or obligations under this Contract, except those which expressly survive such termination, or (y) proceed to Closing without any credit against or deduction from the Purchase Price. If Purchaser fails to provide any such notice within such ten (10) day period, then Purchaser shall be deemed to have elected to proceed in accordance with clause (x) above. If the Closing is scheduled to occur within one of the election periods of the parties described above, the Closing Date shall be postponed until the date which is five (5) Business Days after the expiration of the applicable election period(s). b. Condemnation. If during the pendency of this Contract any governmental authority commences any condemnation proceeding or other proceeding in eminent domain with respect to all or any portion of the Real Property, or delivers written notice to Property Owner of a threatened condemnation or eminent domain proceeding (in either case, a “Condemnation”), Property Owner shall give written notice of such Condemnation to Purchaser promptly after Property Owner receives notice of such Condemnation. i. Material Condemnation. If the Condemnation would (i) result in the permanent loss of more than ten percent (10%) of the fair market value of the Real Property, (ii) result in a material reduction of, or restriction in access to, the Real Property, or (iii) otherwise have a materially adverse effect on the Real Property (a “Material Condemnation”), then Purchaser shall have the right to elect, by providing written notice to Property Owner within ten (10) days after Purchaser’s receipt of Property Owner’s written notice of such Condemnation, to (A) terminate this Contract, in which case the Earnest Money shall be refunded to Purchaser, and the parties shall have no further rights or obligations under this Contract, except those which expressly survive such termination, or (B) proceed to Closing, without terminating this Contract, in which case Property Owner shall retain all of Property Owner’s right, title and interest in all proceeds and awards from such Condemnation (except those proceeds and awards allocable to any lost profits or costs incurred by Property Owner for the period prior to the Closing). If Purchaser does not provide written notice of its election to Property Owner within such time period, then Purchaser shall be deemed to have elected to 11 proceed to Closing pursuant to clause (B) of the preceding sentence. If the Closing is scheduled to occur within Purchaser’s ten (10) day election period, the Closing shall be postponed until the date which is five (5) Business Days after the expiration of such ten (10) day election period. ii. Non-Material Condemnation. In the event of any Condemnation other than a Material Condemnation, neither party shall have the right to terminate this Contract, but shall proceed to Closing, in which case Property Owner shall retain all of Property Owner’s right, title and interest in all proceeds and awards from such Condemnation (except those proceeds and awards allocable to any lost profits or costs incurred by Property Owner for the period prior to the Closing). 4.5 DEFAULT BY PURCHASER. IF PURCHASER SHALL DEFAULT IN ITS OBLIGATION TO PURCHASE THE INTERESTS PURSUANT TO THIS CONTRACT, PROPERTY OWNER AND EQUITY SELLER AGREE THAT PURCHASER’S PRIOR DELIVERY OF THE EARNEST MONEY TO PROPERTY OWNER SHALL SERVE AS LIQUIDATED DAMAGES TO RECOMPENSE PROPERTY OWNER FOR TIME SPENT, LABOR AND SERVICES PERFORMED, AND THE LOSS OF ITS BARGAIN. PURCHASER, PROPERTY OWNER AND EQUITY SELLER AGREE THAT IT WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO AFFIX DAMAGES IF PURCHASER SO DEFAULTS AND THAT THE EARNEST MONEY REPRESENTS A REASONABLE ESTIMATE OF PROPERTY OWNER’S AND EQUITY SELLER’S DAMAGES. PROPERTY OWNER AND EQUITY SELLER AGREE THAT THE EARNEST MONEY SHALL BE PROPERTY OWNER’S AND EQUITY SELLER’S SOLE REMEDY IF PURCHASER DEFAULTS IN ITS OBLIGATION TO PURCHASE THE INTERESTS PURSUANT TO THIS CONTRACT, AND EACH OF PROPERTY OWNER AND EQUITY SELLER WAIVES ALL OTHER RIGHTS AND REMEDIES. 4.6 DEFAULT BY EQUITY SELLER. IF EQUITY SELLER DEFAULTS IN ITS OBLIGATION TO SELL AND CONVEY THE INTERESTS TO PURCHASER PURSUANT TO THIS CONTRACT, PURCHASER’S SOLE AND EXCLUSIVE REMEDY SHALL BE TO ELECT ONE OF THE FOLLOWING: (A) TO TERMINATE THIS CONTRACT AND RECEIVE REIMBURSEMENT FROM PROPERTY OWNER FOR PURCHASER’S DUE DILIGENCE EXPENSES RELATED TO THIS CONTRACT NOT TO EXCEED $25,000 (THE “DUE DILIGENCE REIMBURSEMENT”), IN WHICH EVENT PURCHASER SHALL BE ENTITLED TO THE RETURN BY THE ESCROW AGENT TO PURCHASER OF THE EARNEST MONEY AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS, OR (B) TO FILE A SUIT FOR SPECIFIC PERFORMANCE PROVIDED THAT ANY SUIT FOR SPECIFIC PERFORMANCE MAY NOT BE FILED MORE THAN ONE (1) YEAR AND ONE (1) DAY AFTER EQUITY SELLER’S DEFAULT, TO THE EXTENT PERMITTED BY LAW, PURCHASER WAIVING THE RIGHT TO BRING SUIT AT ANY LATER DATE. A SUIT FOR SPECIFIC PERFORMANCE UNDER THIS PARAGRAPH SHALL BE ACTIONABLE AND ENFORCEABLE IF AND ONLY IF PURCHASER DELIVERS NOTICE TO EQUITY SELLER OF ITS INTENTION TO FILE A SUIT FOR SPECIFIC PERFORMANCE AGAINST EQUITY SELLER WITHIN SIXTY (60) DAYS AFTER EQUITY SELLER’S DEFAULT. AS A CONDITION PRECEDENT TO ANY SUIT FOR SPECIFIC PERFORMANCE, PURCHASER MUST HAVE TENDERED ALL OF ITS DELIVERIES ON OR BEFORE THE CLOSING DATE, INCLUDING THE PURCHASE PRICE. PURCHASER WAIVES ANY OTHER RIGHTS OR REMEDIES. PURCHASER AGREES NOT TO FILE A LIS PENDENS OR OTHER SIMILAR NOTICE AGAINST THE PROPERTY EXCEPT IN CONNECTION WITH, AND AFTER, THE PROPER FILING OF A SUIT FOR SPECIFIC PERFORMANCE. THE DUE DILIGENCE REIMBURSEMENT SHALL INCLUDE ANY AND ALL THIRD PARTY EXPENSES OF PURCHASER RELATED TO THIS CONTRACT, INCLUDING PROFESSIONAL FEES. Article 5: Closing 5.1 Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date through the usual form of deed and money escrow, which the parties shall establish with Escrow Agent. Purchaser shall have the one time right to extend the Closing Date for up to Fifteen (15) days, provided that Purchaser provides written notice to Seller and pays an additional nonrefundable Earnest Money deposit in the amount of Fifty Thousand Dollars ($50,000) to the Escrow Agent ten days prior to the then scheduled Closing Date, which additional Earnest Money deposit will be applied to the Purchase Price at Closing. 12

5.2 Property Owner and Equity Seller’s Deliveries in Escrow. On or before the Closing Date, Equity Seller shall deliver in escrow to the Escrow Agent the following: 5.2.1. Assignment of Membership Interests. An Assignment of Membership Interests (the “Membership Interest Assignment”) in the form attached hereto as Exhibit D and executed and acknowledged by Equity Seller, conveying Equity Seller’s title to the Interests. 5.2.2. INTENTIONALLY OMITTED. 5.2.3. Notice to Residents. A notice to each tenant regarding the sale of the Property in the form of Exhibit F attached hereto, or such other form as may be required by applicable state law, executed by Property Owner (the “Notice to Residents”); 5.2.4. INTENTIONALLY OMITTED; 5.2.5. An updated Rent Roll within three (3) business days of the Closing Date; 5.2.6. Additional Documents. The Title Policy and affidavit described in Section 2.10 and any additional documents that Purchaser, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Contract. 5.3 Purchaser’s Deliveries in Escrow. Purchaser shall deliver in escrow to the Escrow Agent the following: 5.3.1. Purchase Price. The Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, deposited by Purchaser with the Escrow Agent in immediate, same-day federal funds wired for credit into the Escrow Agent’s escrow account at a bank satisfactory to Equity Seller; 5.3.2. INTENTIONALLY OMITTED 5.3.3. Notice to Residents. The Notice to Residents, executed by Purchaser; and 5.3.4. INTENTIONALLY OMITTED; and 5.3.5. Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Contract. 5.4 Closing Statements. At the Closing, Equity Seller and Purchaser shall deposit with the Escrow Agent executed closing statements consistent with this Contract in the form required by the Escrow Agent. 5.5 Title Policy. The Title Policy shall be delivered at Closing as provided in Paragraph 2.10. 5.6 Post-Closing Deliveries. On the Closing Date, to the extent reasonably available to Equity Seller or Property Owner, copies or original Leases; lease files; originals of all contracts (or copies if no originals are available) and receipts for deposits; all keys, if any, used in the operation of the Property; shall be made available to Purchaser at the Property after the Closing. 5.7 Close of Escrow. The Escrow Agent, as agent for the Title Company, hereby agrees by signing below, that (a) its email notice of satisfaction of all conditions set forth in the closing instruction letter to the parties constitutes its representation that it is holding the closing documents, closing funds and closing statement and is prepared and irrevocably committed to disburse the closing funds in accordance with the closing statements (including the payment of the Purchase Price, less the Earnest Money, to Equity Seller in the event the Closing occurs), and (b) release of funds to the Equity Seller shall irrevocably commit it to issue the Title Policy in accordance with this Contract. Upon satisfaction or completion of the foregoing conditions and deliveries, the parties shall direct the Escrow Agent to immediately record and deliver the documents described above to the appropriate parties and make 13 disbursements according to the closing statements executed by Equity Seller and Purchaser and in accordance with escrow instructions by each party consistent with this Contract. Article 6: Prorations and Adjustments 6.1 Prorations. If the Purchase Price is received by Equity Seller’s depository bank in time to credit to Equity Seller’s account on the Closing Date, the day of Closing shall belong to Purchaser and all prorations hereinafter provided to be made as of the Closing shall each be made as of the end of the day before the Closing Date. In each such proration set forth below, the portion thereof applicable to periods beginning as of Closing shall be credited or charged to Purchaser and the portion thereof applicable to periods ending as of or prior to Closing shall be credited or charged to Equity Seller. 6.1.1. Taxes and Assessments. General real estate taxes and assessments imposed by governmental authority and any assessments imposed by private covenant constituting a lien or charge on the Real Property for the then current calendar year or other current tax period (collectively, “Taxes”) not yet due and payable shall be prorated. If the Closing occurs prior to the receipt by Property Owner of the tax bill for the calendar year or other applicable tax period in which the Closing occurs, Purchaser and Equity Seller shall prorate Taxes for such calendar year or other applicable tax period based upon the most recent ascertainable assessed values and tax rates. 6.1.2. Collected Rent. All collected rent and other collected income (and any applicable state or local tax on rent) under Leases in effect on the Closing Date shall be prorated. Uncollected rent and other income shall not be prorated. Any bonus, advance payments under laundry leases, cable agreements and other similar agreements shall not be prorated. For a period of sixty (60) days after the Closing Date, Purchaser shall apply rent and other income from tenants that are collected after the Closing first to the obligations then owing to Purchaser for its period of equity ownership and to costs of collection, remitting the balance, if any, to Equity Seller. After such sixty (60) day period, any and all rent collected shall belong to Property Owner as owned by Purchaser. Any prepaid rents for the period following the Closing Date shall be retained by Property Owner as owned by Purchaser. For a period of sixty (60) days after the Closing Date, Purchaser will make reasonable efforts to cause Property Owner, without suit, to collect any rents applicable to the period before closing. For individuals that are no longer tenants of the Property, Equity Seller may pursue collection as to any rent not collected by Property Owner within six (6) months following the Closing Date. 6.1.3. Utilities. Expenses related to utilities, including water, sewer, electric, and gas, based upon the last reading of meters prior to the Closing shall be prorated. Equity Seller shall endeavor to cause Property Owner to obtain meter readings on the day before the Closing Date, and if such readings are obtained, there shall be no proration of such items. Equity Seller shall pay, or cause to be paid, at Closing the bills therefor for the period to the day preceding the Closing, and Property Owner as owned by Purchaser shall pay the bills therefor for the period subsequent thereto. If the utility company will not issue separate bills, Purchaser will receive a credit against the Purchase Price for Equity Seller’s portion and will pay the entire bill prior to delinquency after Closing. If Property Owner has paid any utilities no more than thirty (30) days in advance in the ordinary course of business, then Purchaser shall be charged its portion of such payment at Closing. 6.1.4. Fees and Charges under Service Contracts. Equity Seller and Purchaser shall prorate all fees and charges under the Service Contracts that are being assigned to and assumed by Purchaser at the Closing, on the basis of the periods to which such Service Contracts relate. 6.1.5. Rent Ready Credit. Property Owner shall keep all vacant apartment units at the Property in so-called "rent ready" condition in accordance with Property Owner’s customary procedures pertaining to same; provided, however, that Property Owner shall have no such obligation with respect to any units that become vacant on or after the date that is seven (7) days before the Closing Date (the "Walk-Through Date"), when representatives of Property Owner and Seller will inspect vacant units. To the extent that any apartment unit at the Property (a) becomes vacant at any time prior to the date that is seven (7) days before the Closing Date, and remains vacant at Closing, and (b) Property Owner has not made such unit rent ready in accordance with Property Owner’s customary procedures pertaining to same, then, at the time of Closing, Equity Seller shall give to Purchaser a credit of Seven Hundred and Fifty Dollars ($750) for each such unit that is not rent ready, as the sole compensation to Purchaser for same. 14

6.2 Final Adjustment After Closing. If final prorations cannot be made at Closing for any item being prorated under Paragraph 6.1, then Purchaser and Equity Seller agree to allocate such items on a fair and equitable basis as soon as invoices or bills are available, with final adjustment to be made as soon as reasonably possible after the Closing, but no later than ninety (90) days after the Closing (except for Taxes which shall be final as of Closing, subject to this Paragraph 6.2), to the effect that income and expenses are received and paid by the parties on an accrual basis with respect to their period of equity ownership. Payments in connection with the final adjustment shall be due within thirty (30) days of written notice. Equity Seller shall have reasonable access to, and the right to inspect and audit, Property Owner’s books to confirm the final prorations. In the event there is an appeal by Equity Seller or Equity Seller’s agent with respect to the Taxes pending as of the Closing Date relating to the Taxes due during the current calendar year and Equity Seller ultimately prevails on such appeal, then, after deducting from any refund or rebate from such appeal any and all costs incurred by Property Owner in connection with such initial tax protest and subsequent appeal, Equity Seller shall disburse to Property Owner an amount equal to the prorated amount of such award (after deducting Property Owner’s costs and expenses) attributable to the time period after the Closing Date. In the event Equity Seller is not successful in an appeal of the Taxes pending as of the Closing Date, then Purchaser shall not be liable with respect to Equity Seller’s costs and expenses with respect to such appeal. If Purchaser appeals the taxes and is successful, Purchaser agrees to pay Equity Seller the portion of such award applicable to Equity Seller’s period of ownership of the Property Owner. If there are any pending Tax appeals relating to prior calendar years, then Equity Seller shall be entitled to all proceeds relating to any such prior calendar year Tax appeals. The obligations and rights included in this Paragraph 6.2 shall survive the Closing. 6.3 INTENTIONALLY OMITTED. 6.4 Tenant Deposits. All tenant security deposits (and interest thereon if required by law or contract to be earned thereon) and not theretofore applied to tenant obligations under the Leases shall be accounted for and will be disclosed on the settlement statemen at Closing and Purchaser provided access to all funds in connection therewith. 6.5 Utility Deposits. Purchaser shall be responsible for making any deposits, required with utility companies. 6.6 Sale Commissions. Property Owner, Equity Seller and Purchaser represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction. If any claim is made for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Contract or the transactions contemplated hereby, each party shall defend, indemnify and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of such party. Article 7: Representations 7.1 Equity Seller’s Representations. Except, in all cases, for any fact, information or condition disclosed in the Title Policy, the Service Contracts, or Property Information, or which is otherwise known to Purchaser prior to Closing, Equity Seller represents to Purchaser the following (collectively, the “Equity Seller’s Representations”) as of the Effective Date and as of the Closing Date: 7.1.1. Organization and Authority. Property Owner has been duly organized and is validly existing as a Limited Partnership in good standing in the State of Delaware and is qualified to do business in the state in which the Property is located. Property Owner has the full right and authority and has obtained any and all consents required to enter into this Contract and, as of Closing, will have obtained any and all consents required to consummate or cause to be consummated the transactions contemplated hereby. Property Owner has no subsidiaries. This Contract has been, and all of the documents to be delivered by Property Owner at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Property Owner, enforceable in accordance with their terms. 7.1.2. Membership Interests. The Interests constitute all membership interests in the Property Owner and there are no outstanding options or rights to acquire any equity in the Property Owner. Equity Seller is the sole owner of the Interests and there are no claims, liens, pledges or other encumbrances against the Interests or any restrictions in connection with the transfer of the Interests to the Purchaser. Equity Seller has been duly organized and 15 is validly existing as a Limited Liability Company in good standing in the State of Delaware. Equity Seller has the full right and authority and has obtained any and all consents required to enter into this Contract and, as of the Closing, will have obtained any and all consents required to consummate or cause to be consummated the transactions contemplated hereby. This Contract has been, and all documents to be delivered by Equity Seller to Purchaser at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Equity Seller, enforceable in accordance with their terms. 7.1.3. Taxes. All tax returns of the Property Owner and Equity Seller have been timely filed with the appropriate government agencies, including all federal and state tax returns required to be filed under applicable laws, and all federal and state tax obligations required under applicable laws have been paid since its formation. Property Owner is and has been a disregarded entity for federal tax purposes at all times since its formation. 7.1.4. Conflicts and Pending Action. There is no agreement to which Property Owner or Equity Seller is a party or to Equity Seller’s knowledge binding on Property Owner or Equity Seller whose provisions will be breached by consummation of the transaction contemplated by this Contract. To Equity Seller’s knowledge, there is no action or proceeding pending or threatened against the Real Property, including condemnation proceedings, or against the Property Owner or Equity Seller which challenges or impairs either Property Owner’s or Equity Seller’s ability to execute or perform its respective obligations under this Contract. 7.1.5. Rent Roll and Operating Statements. The Rent Roll provided or to be provided to Purchaser is or will be true, correct and complete in all material respects as of the date thereof and upon the date of certification required as a delivery by Purchaser for Closing. The Operating Statements were prepared by or for Property Owner in the ordinary course of its business and are the Operating Statements used and relied upon by Property Owner in connection with its operation of the Property. 7.1.6. Service Contracts. To Equity Seller’s knowledge, Property Owner has not received any written notice of any material default under any Service Contract that will not be terminated on the Closing Date. 7.1.7. Books and Records; Property Owner’s Corporate Records. To Equity Seller’s knowledge, all books, records and other information prepared by Equity Seller, Property Owner, or Property Owner’s property manager and provided to Purchaser by Equity Seller or Property Owner were prepared by or for Equity Seller and/or Property Owner in the ordinary course of its business and are the same books, records and other information used and relied upon by Equity Seller and Property Owner in their operation of the Property. The Records (as identified above) constitute all records, documents and materials pertaining to the equity ownership and governance of the Property Owner and the information contained therein is true and accurate. 7.1.8. Violations. To Equity Seller’s knowledge, Property Owner has not received written notice from any governmental entity of any uncured material violations by Property Owner of any law affecting the Real Property including any environmental law. 7.1.9. Foreign Person. Property Owner is not a “foreign person”, and Equity Seller is not a “foreign person” or a “disregarded entity”, in each case as defined in Section 1445 of the Internal Revenue Code, as amended. 7.1.10. Condemnation. To Equity Seller’s knowledge, there exists no current or threatened taking or condemnation of the Property or any portion thereof. 7.1.11. Leases. The copies of the Leases delivered or made available by Property Owner and Equity Seller are to the best of Equity Seller’s knowledge true copies of all Leases in effect as of the Effective Date. 7.1.12. No Litigation or Adverse Events. Without limitation as to any other representations set forth herein with respect to the Property, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator, or governmental or regulatory body involving the Property Owner or the Equity Seller as defendants. No suit, action or legal, administrative, arbitration or other proceeding to Equity Seller’s knowledge, no 16 investigation by any governmental agency, pertaining to the Equity Seller or the Interests is pending to Property Owner’s knowledge, has been threatened against Equity Seller, the Property Owner, the Interests or the Property. 7.1.13. Financial Deliveries. Property Owner has delivered the Financial Deliveries (as defined in this Section below). The (A) balance sheets and financials of the Property Owner as of the fiscal years ended December 31, 2015, December 31, 2016, and December 31, 2017 and the related notes, if any, (B) balance sheet of the Property Owner as of September 31st, 2018, and (C) tax returns for the Equity Seller for 2015, 2016 and 2017 present fairly the financial condition of the Property Owner as of their respective dates and the results of their operations for the respective periods then ended and have been prepared in conformity with generally accepted accounting principles consistently applied throughout the respective periods. The Property Owner has no liabilities, absolute or contingent, that are not shown or provided for on the unaudited balance sheet of the Property Owner as of September 31st, 2018, or incurred in the ordinary course since that date. The deliveries discussed in this Section are incorporated herein by this reference (collectively, the “Financial Deliveries”). The records of the Property Owner which form the basis of the Financial Deliveries (a) are in all respects materially accurate and complete and (b) state in reasonable detail and accurately and fairly reflect the records upon which Property Owner itself and Equity Seller rely. 7.1.14. Employment Matters. The Property Owner has not at any time had any employees since the date of its formation. 7.1.15. Scope of Representations; Definition of Equity Seller’s Knowledge. The representations and warranties made in this Contract are made by the Equity Seller. Any representations made "to Equity Seller’s knowledge" shall not be deemed to imply any duty of inquiry. For purposes of this Contract, the term “to Equity Seller’s knowledge" shall mean and refer only to actual knowledge of the Designated Representative and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of the Property Owner or Equity Seller, or any affiliate or parent of the Property Owner or Equity Seller, or to impose upon such Designated Representative any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Designated Representative any individual personal liability. As used herein, the term “Designated Representative” shall refer to Stan Hanks. 7.2 Purchaser’s Representations. As a material inducement to Equity Seller, Property Owner, and Indemnifying Party to execute this Contract and consummate this transaction, Purchaser represents to Equity Seller the following as of the Effective Date and as of the Closing Date: 7.2.1. Organization and Authority. Purchaser has been duly organized and is validly existing as a corporation in good standing in the State of Maryland. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Contract and to consummate or cause to be consummated the transactions contemplated hereby. This Contract has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms. 7.2.2. Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser whose provisions will be breached by consummation of the transaction contemplated by this Contract. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Contract. 7.2.3. ERISA. Purchaser does not hold the assets of any employee benefit plan within the meaning of 29 C.F.R. §2510.3-101(a)(2). 7.2.4. Anti-Terrorism. Purchaser (which for this purpose includes its partners, members, principal stockholders and any other constituent entities) (i) has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, <http://www.treas.gov/ofac/> or at any replacement website or other replacement official publication of such list and (ii) is currently in compliance with and will at all times during the term of this Contract (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Assets 17

Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto. Article 8: Miscellaneous 8.1 Parties Bound. Neither Property Owner nor Equity Seller may assign this Contract without the prior written consent of Purchaser. Purchaser may not assign this Contract without the prior written consent of Equity Seller, and any such prohibited assignment shall be void; provided however, that Purchaser may assign this contract to an Affiliate or to its successors in interest without Equity Seller’s consent. Subject to the foregoing, this Contract shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties. For the purposes of this Paragraph 8.1, the term “Affiliate” means: (i) an entity that directly or indirectly controls, is controlled by or is under common control with the Purchaser, or (ii) an entity at least a majority of whose economic interest is owned by Purchaser; and the term “control” means the power to direct the management of such entity through voting rights, equity ownership or contractual obligations. No assignment shall relieve the assignor of any obligation under the Contract. 8.2 Reserved. 8.3 Headings. The article and paragraph headings of this Contract are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof. 8.4 Invalidity and Waiver. If any portion of this Contract is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Contract shall be deemed valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Contract shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future. 8.5 Governing Law. This Contract shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the State of Delaware. 8.6 Equity Seller’s and Indemnifying Party’s Indemnity. Subject to the limitations provisions set forth in this Contract below, and without limitation as to any other obligations of Property Owner or Equity Seller hereunder, Equity Seller and Indemnifying Party, jointly and severally, agree to protect, indemnify, defend (with counsel reasonably acceptable to Purchaser) and hold Purchaser and Property Owner, and each of their current and future owners, officers, managers, employees, agents, successors and assigns (the “Indemnified Parties”) harmless from and against any claims, demands, causes of action, suits, proceedings, liabilities, losses, costs, expenses (including reasonable attorneys’ fees), damages or injuries made or brought against, or suffered or incurred by, any of the Indemnified Parties, which arise out of, result from, relate to or are connected with (a) any Pre-Closing Liabilities or (b) any breach by Equity Seller or Property Owner of any representations under Paragraphs 7.1.1., 7.1.2, 7.1.3, 7.1.12, 7.1.13, or 7.1.14, or (c) fraud of the Property Owner or Equity Seller. Without limitation, the provisions of this Section 8.6 shall survive the Closing and shall apply to the terms of the Membership Interest Assignment. For the avoidance of doubt, Equity Seller and Indemnifying Party hereby release the Property Owner from any and all indemnification and contribution rights Equity Seller or Indemnifying Party may have against the Property Owner with respect to claims for indemnification arising under this Agreement or in connection with the Pre-Closing Liabilities or the transactions contemplated hereby. 8.7 Limitations. 8.7.1. Limitation of Liability. Equity Seller’s liability for breach of the covenants, indemnities, warranties and representations contained in this Contract and in any document executed by Equity Seller pursuant to this Contract shall be limited to claims in excess of an aggregate Twenty Five Thousand Dollars ($25,000) and Equity Seller shall be liable only to the extent that such aggregate exceeds such figure. Any liability of Equity Seller under this Contract, or for breach by Equity Seller of any of its obligations under this Contract (except for fraud or as a result of the Equity Seller and Indemnifying Party’s indemnity for Pre-Closing Liabilities) shall be limited solely to the 18 assets of Equity Seller under this Contract, and in no event shall any liability be asserted by Purchaser against Equity Seller’s employees, members, partners, representatives, officers, directors, trustees, principals, agents, consultants, affiliates, parents, brokers, property managers, asset managers, or any of their respective successors and assigns in connection with this Contract. Equity Seller’s aggregate liability for claims arising out of such covenants, indemnities, representations and warranties with respect to the Property shall not exceed an amount equal to Six Hundred Forty Four Thousand Seven Hundred and Fifty Dollars ($644,750). Notwithstanding anything to the contrary contained in this Contract, Equity Seller and Indemnifying Party shall not be liable for consequential, punitive and/or exemplary damages of any nature whatsoever except to the extent arising pursuant to a third party. Purchaser shall provide written notice to Equity Seller of any alleged breach of such covenants, indemnities, warranties or representations and shall allow Equity Seller thirty (30) days within which to cure such breach, or, if such breach cannot reasonably be cured within thirty (30) days, an additional reasonable time period, so long as such cure has been commenced within such thirty (30) days and is being diligently pursued. If Equity Seller fails to cure such breach after written notice and within such cure period, Purchaser’s sole remedy shall be an action at law for actual damages as a consequence thereof; provided, however, notwithstanding anything in this Contract to the contrary, that except as provided in the penultimate sentence of this Paragraph 8.7.1: (i) any claim, suit, proceeding, litigation or action at law brought after Closing for any breach under this Contract by Property Owner or Equity Seller, including, without limitation, any such claim, suit, proceeding, litigation or action at law based upon a misrepresentation or a breach of a covenant, indemnity, warranty or representation under this Contract or included in any document executed by Property Owner pursuant to this Contract shall be actionable or enforceable if and only if written notice of such claim is delivered to Equity Seller within nine (9) months after the Closing Date (the “Notice Period”); and (ii) provided such written notice is timely delivered to Equity Seller by Purchaser pursuant to (i) above, any such claim, suit, proceeding, litigation or action at law must be filed within one (1) year after the Closing Date, Purchaser hereby waiving the right to file any such claim, suit, proceeding, litigation or action at law at any later date. The Notice Period referred to herein shall apply to known as well as unknown breaches of such covenants, indemnities, warranties or representations. Purchaser’s waiver and release set forth in Paragraph 2.7 shall apply fully to liabilities under such covenants, indemnities, representations and warranties and is hereby incorporated by reference. Purchaser specifically acknowledges that such termination of liability represents a material element of the consideration to Property Owner. Notwithstanding the foregoing, neither the limitation as to Equity Seller’s liability in this Paragraph 8.6.1 nor the Notice Period shall apply to (A) prorations and adjustments under Article 6, (B) any Pre-Closing Liabilities, (C) any representations under Paragraphs 7.1.1., 7.1.2, 7.1.3, 7.1.12, 7.1.13, or 7.1.14, (D) fraud of the Property Owner or Equity Seller, or (E) Seller’s . The provision of this Paragraph 8.7.1 shall survive indefinitely the Closing or earlier termination of this Contract and shall not be merged into the Membership Interest Assignment. 8.7.2. Disclosure. Notwithstanding any contrary provision of this Contract, if during the pendency of this Contract, Equity Seller, to its knowledge as defined in Paragraph 7.1.8, becomes aware of any matters which make any of its representations or warranties untrue, Equity Seller shall promptly disclose such matters to Purchaser in writing. In the event that Equity Seller so discloses any matters which make any of Equity Seller’s representations and warranties untrue in any material respect or in the event that Purchaser otherwise becomes aware during the pendency of this Contract prior to Closing of any matters which make any of Equity Seller’s representations or warranties untrue in any material respect, Equity Seller shall bear no liability for such matters, but Purchaser shall have the right to elect in writing on or before three (3) business days after Equity Seller discloses any such matters to Purchaser, (a) to waive such matters and complete the purchase of the Property without reduction of the Purchase Price in accordance with the terms of this Contract, or (b) as to any matters disclosed following the expiration of the Inspection Period, to terminate this Contract and receive a refund of the Earnest Money. 8.8 No Third Party Beneficiary. This Contract is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary or otherwise. 8.9 Time. Time is of the essence in the performance of this Contract. 8.10 Reserved. 8.11 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth on Exhibit E. Any such notices shall be either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one (1) business day after deposit with such courier, (b) sent by facsimile or email in which case notice shall be deemed delivered upon receipt 19 of confirmation transmission of such facsimile notice or absence of a failed delivery notice if by email (c) sent by personal delivery, in which case notice shall be deemed delivered upon delivery (whether accepted or refused). Any notice sent by facsimile or personal delivery and delivered after 5:00 p.m. local time where the Real Property is located shall be deemed received on the next business day. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies, of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. 8.12 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Contract and that the normal rule of construction — to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Contract or any exhibits or amendments hereto. 8.13 Reporting Person. Purchaser and Equity Seller hereby designate the Title Company as the "reporting person" pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended. 8.14 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday or any other day on which banks in the State of North Carolina are permitted or required to close, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday or any other day on which banks in the State of North Carolina are permitted or required to close. Additionally, in establishing the Closing Date, if the last day of the computed time period is a Saturday or Sunday or a legal holiday for banks in New York or the state in which the Real Property or the parties are located, then the Closing Date shall be on the next day which is neither a Saturday, Sunday or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. mountain time. 8.15 Execution in Counterparts. This Contract may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Contract. To facilitate execution of this Contract, the parties may execute and exchange by telephone facsimile, or by e-mail as a .pdf document or other electronic imaging, counterparts of the signature pages, provided that executed originals thereof are promptly forwarded to the other party by any of the delivery methods set forth in Paragraph 8.10 other than facsimile. 8.16 Attorneys’ Fees. Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges, and expenses, including attorneys’ fees, expended or incurred in connection therewith. 8.17 Entirety and Amendments. This Contract embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Contract may be amended or supplemented only by an instrument in writing executed by the parties. 8.18 Procedure for Indemnity. The following provisions govern actions for indemnity under this Contract. Promptly after receipt by an indemnitee of notice of any claim, such indemnitee will, if a claim in respect thereof is to be made against the indemnitor, deliver to the indemnitor written notice thereof and the indemnitor shall have the right to participate in such proceeding and, if the indemnitor agrees in writing that it will be responsible for any costs, expenses, judgments, damages, and losses incurred by the indemnitee with respect to such claim, to assume the defense thereof, with counsel mutually satisfactory to the parties; provided, however, that an indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnitor, if the indemnitee reasonably believes that representation of such indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential differing interests between such indemnitee and any other party represented by such counsel in such proceeding. The failure of indemnitee to deliver written notice to the indemnitor within a reasonable time after indemnitee receives notice of any such claim shall relieve such indemnitor of any liability to the indemnitee under this indemnity only if and to the extent that such failure is prejudicial to its ability to defend such action, and the omission to so deliver such written notice to the indemnitor will not relieve it of any other liability that it may have to any indemnitee. If an indemnitee settles a claim without the prior written consent of the indemnitor, then the indemnitor 20 shall be released from liability with respect to such claim unless the indemnitor has unreasonably withheld such consent. 8.19 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS CONTRACT OR THE TRANSACTIONS CONTEMPLATED HEREBY. NEITHER PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. EACH OF THE PARTIES ACKNOWLEDGE THAT IT HAS RECEIVED THE ADVICE OF COUNSEL WITH RESPECT TO THIS WAIVER. 8.20 No Recording. Neither this Contract or any memorandum or short form thereof may be recorded by Purchaser. 8.21 No Partnership. The relationship of the parties hereto is solely that of buyer and seller with respect to the purchase and sale of the Interests and no joint venture or other partnership exists between the parties hereto. Neither party has any fiduciary relationship hereunder to the other. 8.22 Submission not an Offer. The submission of this Contract to any party by Equity Seller shall not be construed as an offer, nor shall Purchaser have any rights with respect thereto, unless and until Property Owner and Equity Seller shall execute a copy of this Contract and deliver the same to Purchaser. 8.23 Independent Responsibility/No Alter Ego. The parties hereby agree that the obligations of the parties under this Contract are separate and distinct, and that no party’s affiliate (of any type or nature) or other third party is responsible in any manner whatsoever for the debts, liabilities or obligations of any party hereto. As such, the parties agree that no party’s affiliate (of any type or nature) or other third party is an alter-ego of any other party (or any affiliate thereof) or in any manner is or shall be vicariously, derivatively or otherwise liable for the debts, liabilities or obligations of any party or any affiliate thereof (collectively, “Derivative Claims”). The parties further agree that, as a material part of and material inducement for the transactions contemplated by this Contract, they will not assert any Derivative Claims in any dispute, claim or controversy relating to or arising out of this Contract. The provisions of this Paragraph 8.23 shall survive the closing or consummation of the transactions contemplated by this Contract or any termination or purported termination of this Contract. 8.24 Final Tax Return of Seller for Period of Owner’s Ownership. Purchaser shall have the right (and be responsible for) filing the tax return in connection with the next year-end return of the Seller. Purchaser will prepare the tax return for the Seller in connection with the next year-end return and shall provide a copy of the proposed return to Owner no less than thirty (30) days prior to the filing date of said return for review and comment. If Owner disagrees or otherwise has comments to the proposed return, the parties shall work in good faith to resolve the final return prior to the filing date. If Owner does not provide comments to Purchaser (after receiving the proposed return timely from Purchaser) within ten (10) days, then Owner shall be deemed to have consented to the proposed return. Additionally, and without limitation, the parties shall reasonably cooperate with each other regarding any necessary or appropriate returns 8.25 Release. Equity Seller hereby releases, compromises and forever discharges the Property Owner from any and all liabilities, claims, demands, proceedings, orders, contracts, agreements, debts, causes of action, damages, costs and obligations of any type or description, whether known or unknown, suspected or unsuspected, accrued or unaccrued, asserted or unasserted, both at law and in equity which Equity Seller now has, has ever had or may hereafter have, arising contemporaneously with or prior to the Closing, including, without limitation, any obligations or liabilities of the Property Owner arising under the governing documents of the Property Owner, as amended or restated. 21

SIGNATURE PAGES TO MEMBERSHIP INTEREST PURCHASE AGREEMENT BY AND BETWEEN CW HEIGHTS AT MERIDIAN APARTMENTS, LP, CW HEIGHTS AT MERIDIAN GP, LLC CROP REVOLVER, LLC AND CW HEIGHTS AT MERIDIAN JV, LLC Escrow Agent has executed this Contract in order to acknowledge its receipt of original counterparts of this Contract executed by Property Owner, Equity Seller, Indemnifying Party and Purchaser and to acknowledge Escrow Agent’s agreement to act as escrowee with respect to the Earnest Money and Purchase Price; and to hold the Earnest Money and Purchase Price, and the interest earned thereon, in escrow and to disburse the Earnest Money and Purchase Price, and the interest earned thereon, pursuant to the provisions of this Contract. FIDELITY NATIONAL TITLE INSURANCE COMPANY By: Name: Chandra R. Nay Date: November 9, 2018 Title: Commercial Escrow Officer

LIST OF EXHIBITS A Legal Description of Real Property B Personal Property Inventory C Other Documents D Assignment of Membership Interests E Addresses for Notices F Service Contracts

Exhibit A Legal Description

EXHIBIT A LEGAL DESCRIPTION

EXHIBIT B PERSONAL PROPERTY INVENTORY

EXHIBIT C OTHER DOCUMENTS 1 Current rent roll ("Rent Roll"). 2 Current standard tenant lease form and any addendums. 3 Copies of current tenant leases, licenses, occupancy, rental agreements and copies of tenant files ("Leases"), which will be made available at the Property. 4 Income & Expense Statements year-to-date and audited financial statements for the previous three (3) full calendar years for the Property ("Income and Expense Statement"). 5 Current balance sheet for the Property ("Balance Sheet"). 6 List of personnel, wages, benefits and concessions for all employees 7 Occupancy report for the past full year 8 A list of all Service Contracts including contact person and telephone number ("Contract Schedule"), together with copies of all such documents ("Service Contracts") 9 List of any pending litigation involving the Property. 10 Copy of current property insurance policy, certificates of insurance and insurance bill(s) for the property plus a three (3) year loss run. 11 The utility bills for the Property for the past three (3) calendar months. 12 List of capital expenses for the Property performed on the Property for the previous three (3) years. 13 Copies of all Floor Plans. 14 Copies of all current advertising copy including brochures. 15 Schedule (inventory) of personal property to be included in the sale. 16 Licenses, certificates and permits, governmental and otherwise ("Permits and Warranties"), including certificates of substantial completion. 17 Copy of all mechanical or structural engineering assessment report(s) prepared in the past five (5) years related to the Property. 18 Copy of the most recent survey of the Property. 19 Site Plan of Property. 20 Warranties and guaranties for all or any portion of the Property. 21 Environmental studies and reports for the Property. 22 Copy of laundry leases. 23 Copy of current construction contracts and any applicable warranties for construction completed during the previous year. 24 Copy of operating and maintenance agreements in place that are not otherwise Service Contracts (as defined above) including (without limitation) water infiltration, mold, ACM and LBP.

EXHIBIT D ASSIGNMENT OF MEMBERSHIP INTEREST ASSIGNMENT OF INTERESTS ASSIGNMENT AND ACCEPTANCE OF MEMBERSHIP INTEREST This Assignment and Acceptance of Membership Interest (this “Assignment”) is made and entered into as of , 2018 by and among CROP Revolver, LLC, a Delaware limited liability company (“Assignor”) and CW Heights at Meridian JV, LLC, a Delaware limited liability company (“Assignee”). RECITALS A. Heights at Meridian Apartments is a 339 unit apartment project located at 2543 Meridian Parkway, Durham, NC 27713 (the “Property”). The Property is solely owned by CW Heights at Meridian Apartments, LP, a Delaware limited partnership (the “Property Owner”). B. CW Heights at Meridian GP, LLC, a Delaware limited liability company is the general partner of the Property Owner (the “General Partner”) and holds a One percent (1%) partnership interest in the Property Owner. C. Assignor owns a Ninety-Nine percent (99%) partnership interest in the Property Owner (the “Partnership Interest”). D. Assignor owns One Hundred percent (100%) of the membership interest in the General Partner (the “Membership Interest”) (the Partnership Interest and the Membership Interest shall individually and collectively be known as the “Interest”). E. Assignor desires to assign its Interest in the General Partner and Property Owner, and therefore effective control and ownership of the property, to the Purchaser. NOW, THEREFORE, the parties hereto agree as follows, 1. Conveyance. Assignor does hereby sell, assign, transfer and convey (collectively, the “Conveyance”) to Assignee its Interest and all of the rights and obligations associated therewith, in each case subject to the terms of the Contract (the “Assigned Interest”). 2. Acceptance. Assignee does hereby accept and assume the Conveyance of the Assigned Interest. 3. Consideration. The consideration for the Conveyance is set forth in the Contract. 4. Representations and Warranties. Assignor represents and warrants to the Assignee: Assignor owns legal title to, and has the requisite power to give, assign, transfer and convey to Assignee the Assigned Interest; this Assignment has been, and all documents executed by such Assignor in connection with the transactions contemplated by this Assignment have been duly authorized, executed and delivered by such Assignor;

this Assignment does not violate any provision of any agreement or judicial order to which such Assignor is a party or to which such Assignor is subject; the Assigned Interest is all of the outstanding equity in Company; there are no liens or encumbrances of any type whatsoever on the Assigned Interest; there are no rights outstanding to acquire any equity or other interests in Company. Notwithstanding anything to the contrary in the Contract, these representations and warranties shall survive the Conveyance. In the event of any conflict between the terms of this Assignment and the terms of the Contract, the terms of the Contract shall control. 5. Responsibility. It is expressly understood and agreed that the Assignor shall be liable to Assignee and third parties for any and all obligations, claims, losses, damages, liabilities, and expenses arising out of events, contractual obligations, acts, or omissions of the Assignor that occurred in connection with the Assignor’s equity ownership of the Assigned Interest prior to the Closing; and with respect to the Company’s underlying assets and real property only to the extent provided by the Contract. Assignee shall be liable to Assignor and third parties for any and all obligations, claims, losses, damages, liabilities and expenses arising out of events, contractual obligations, acts, or omissions of Assignee that may occur in connection with the equity ownership of the Assigned Interest, the underlying assets and real property, after the Closing (except as arising from breaches of any contracts by Assignor prior to Closing). Notwithstanding anything to the contrary, the provisions of this Section 5 shall survive the Conveyance. 6. Further Acts. Assignor hereby agrees, from time to time and for no additional consideration, at the reasonable request of Assignee to execute and deliver such other reasonable instruments of transfer, conveyance and assignment and take such other actions as Assignee may reasonably request in order to effectively consummate the transactions contemplated by this Assignment and the Contract. 7. Amendment. This Assignment shall not be modified, amended, altered or changed except in writing signed by the parties. 8. Benefit and Binding. This Assignment shall be binding upon and shall inure to the benefit of the parties and their respective heirs and assigns. 9. Governing Law. This Assignment shall be governed by the laws of the State of Utah. 10. Counterparts. This Assignment may be executed in any number of counterparts any of which may be delivered in PDF format by any reasonable electronic means. 11. Defined Terms. Defined terms not otherwise defined herein shall retain the definition set forth in the Contract. In the event of a conflict in any defined term the definition set forth in the Contract shall prevail. [The remainder of this page was intentionally left blank. The next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment on the day and year written below. “Assignor” CROP REVOLVER, LLC, a Delaware limited liability company its sole member By: Name: Title: “Assignee” CW HEIGHTS AT MERIDIAN JV, LLC, a Delaware limited liability company By: _______________________________ By:_____________________________________ Name: Title:

EXHIBIT E ADDRESSES FOR NOTICES Equity Seller (or Property Owner before Closing): Purchaser (or Property Owner after Closing): c/o Cottonwood Residential c/o Cottonwood Residential Attn: Adam Larson Attn: Adam Larson 6340 S. 3000 E., Ste. 500 6340 S. 3000 E., Ste. 500 Salt Lake City, UT 84121 Salt Lake City, UT 84121 Telephone: (801) 278-0700 Telephone: (801) 278-0700 Facsimile: (801) 278-0756 Facsimile: (801) 278-0756 email: alarson@cottonwoodres.com email: alarson@cottonwoodres.com Copy to: Copy to: c/o Cottonwood Residential c/o Cottonwood Residential Attn: Gregg Christensen, Esq. Attn: Gregg Christensen, Esq. 6340 S. 3000 E., Ste. 500 6340 S. 3000 E., Ste. 500 Salt Lake City, UT 84121 Salt Lake City, UT 84121 Telephone: (801) 278-0700 Telephone: (801) 278-0700 Facsimile: (801) 278-0756 Facsimile: (801) 278-0756 email: gchristensen@cottonwoodres.com email: gchristensen@cottonwoodres.com

EXHIBIT F NOTICE TO RESIDENTS [Date] [VIA FIRST CLASS MAIL] [PERSONAL DELIVERY] _______________________ _______________________ Dear Resident: Notice is hereby given to the tenants of Heights at Meridian Apartments (the “Property”) that CW HEIGHTS AT MERIDIAN APARTMENTS, LP (the “Company”), the entity which owns the Property, has been sold to CW HEIGHTS AT MERIDIAN JV, LLC (“Purchaser”) effective as of this date. The Company will retain all of the obligations as landlord under your lease, including any obligations with respect to your security deposit. Company acknowledges that it has received and is responsible for your security deposit in the amount listed on the Addendum hereto, which security deposit is being retained by the Company, less any amounts applied by Company listed on the Addendum attached hereto. Any pending claims by Company against your security deposit are also described on the Addendum attached hereto. Company is still your landlord and all future rent payments under your lease shall be made to Company as historically done. Purchaser’s address and telephone number for purposes of your lease are as follows: ______________________________ ______________________________ ______________________________ ______________________________ Sincerely, _______________________________________, a _________________________ By: ______________________________, ______________________________, its ____________________________ By: Name: Title: PURCHASER By: Name: Title:

EXHIBIT “G” SERVICE CONTRACTS